Exhibit 99.1

Tanger Outlets Closes on $350 Million Unsecured Term Loan Facility
Increases Total Capacity by $25 Million
Extends Maturity to April 2024
Reduces Interest Rate Spread
GREENSBORO, N.C., October 26, 2018 -- Tanger Factory Outlet Centers, Inc. (NYSE:SKT), today announced its operating partnership, Tanger Properties Limited Partnership, has amended its $325 million unsecured term loan, increasing total capacity to $350 million, extending maturity through April 2024 from April 2021, and reducing the interest rate spread over LIBOR to 0.90% from 0.95%.
"This amendment not only extends maturity by three years, it brings our facility in line with current market conditions by reducing our interest rate spread," commented Steven B. Tanger, Chief Executive Officer. "The expansion of our term loan provides us $25 million in new capital, which we will use to reduce the outstanding balances under our unsecured lines of credit," he added.
Wells Fargo Securities, LLC was the Sole Bookrunner for the transaction. Joint Lead Arrangers were Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc., PNC Capital Markets LLC, and Regions Capital Markets, a division of Regions Bank. Participating banks are as follows:

Name of Institution	Facility Title
Wells Fargo Bank, National Association	Administrative Agent
SunTrust Bank	Syndication Agent
PNC Bank, National Association	Syndication Agent
Regions Bank	Syndication Agent
Branch Banking and Trust Company	Documentation Agent
U.S. Bank National Association	Lender
Bank of America, N.A.	Lender
TD Bank, N.A.	Lender

About Tanger Factory Outlet Centers, Inc.
Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that operates and owns, or has an ownership interest in, a portfolio of 44 upscale outlet shopping centers. Tanger's operating properties are located in 22 states coast to coast and in Canada, totaling approximately 15.3 million square feet leased to over 3,100 stores operated by more than 530 different brand name companies. The Company has more than 37 years of experience in the outlet industry. Tanger Outlet Centers continue to attract more than 189 million shoppers annually. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the Company's web site at www.tangeroutlets.com.

Certain matters discussed in this press release regarding refinancing strategy, use of proceeds and the Company's future growth are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to,

•	The interest rate spread is subject to adjustment should there be a change in the operating partnership's credit ratings

•
The risks associated with general economic and local real estate conditions, the availability and cost of capital, the Company's ability to lease its properties or to develop and successfully operate new properties, the Company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition

For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
Contact Information:

Cyndi Holt                    Jim Williams
VP, Investor Relations                EVP & CFO
336-834-6892                    336-834-6800
cyndi.holt@tangeroutlets.comjim.williams@tangeroutlets.com